Exhibit 23.2
Consent of Independent Registered Public Accounting Firm
The Board of Directors
WSI Industries, Inc.:
We consent to the incorporation by reference in this Registration Statement on Form S-8 use of our report dated November 23, 2010, with respect to the consolidated balance sheets of WSI Industries, Inc. and subsidiaries as of August 29, 2010 and August 30, 2009 and the related consolidated statements of income, stockholders’ equity and cash flows for each of the years in the three-year period ended August 29, 2010, and the related financial statement schedule.
/s/ SCHECHTER DOKKEN KANTER ANDREWS & SELCER LTD.
Minneapolis, Minnesota
January 10, 2011